                                                                                                                     Exhibit 12
                                                         McDONALD'S CORPORATION
                                                 STATEMENT RE:  COMPUTATION OF RATIOS
                                                         (Dollars in Millions)


                                                          Quarters
                                                      Ended March 31,                   Years Ended December 31,
                                                      1995       1994       1994       1993       1992       1991       1990
                                                      ----       ----       ----       ----       ----       ----       ----
     EARNINGS AVAILABLE FOR FIXED CHARGES
     - Income before provision for income taxes      $435.1     $377.4    $1,886.6   $1,675.7   $1,448.1   $1,299.4   $1,246.3

     - Minority interest in operating results of
       majority-owned subsidiaries, less equity in
       undistributed operating results of
       less-than-50% owned affiliates                   3.9       (0.1)        6.6        6.9        5.3        5.1        0.6

     - Provision for income taxes of 50% owned
       affiliates included in consolidated income
       before provision for income taxes               18.6        8.7        34.9       34.2       29.4       34.1       28.8

     - Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be representative
       of interest factors*                            24.5       18.1        83.4       71.6       70.1       67.9       59.0

     - Interest expense, amortization of debt
       discount and issuance costs, and
       depreciation of capitalized interest*           91.8       82.4       346.0      358.0      413.8      433.9      411.9
                                                   ---------------------------------------------------------------------------
                                                     $573.9     $486.5    $2,357.5   $2,146.4   $1,966.7   $1,840.4   $1,746.6
                                                   ===========================================================================
     FIXED CHARGES
     - Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be representative
       of interest factors*                           $24.5      $18.1       $83.4      $71.6      $70.1      $67.9      $59.0

     - Interest expense, amortization of debt
       discount and issuance costs, and fixed
       charges related to redeemable preferred
       stock*                                          94.3       81.5       343.9      349.3      405.4      425.7      403.4

     - Capitalized interest*                            4.5        3.9        21.0       20.7       20.5       28.5       38.9
                                                   ---------------------------------------------------------------------------
                                                     $123.3     $103.5      $448.3     $441.6     $496.0     $522.1     $501.3
                                                   ===========================================================================
     RATIO OF EARNINGS TO FIXED CHARGES                4.66       4.70        5.26       4.86       3.96       3.53       3.48
                                                   ===========================================================================

     *Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.
     /TABLE